UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2016

Commission file number: 001-13337

STONERIDGE, INC.

(Exact name of registrant as specified in its charter)

Ohio	34-1598949
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

9400 East Market Street, Warren, Ohio	44484
(Address of principal executive offices)	(Zip Code)

(330) 856-2443

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective August 29, 2016, the Board of Directors of Stoneridge, Inc. (the “Company”) elected Robert R. Krakowiak as the Company’s Chief Financial Officer and Treasurer. Mr. Krakowiak succeeds George E. Strickler in those positions. Mr. Strickler will remain an Executive Vice President of the Company.

Mr. Krakowiak, age 46, served as a Vice President, Treasurer and Investor Relations at Visteon Corporation from 2012 until August 2016, where his global responsibilities included, among other things: (i) investor relations; (ii) capital markets, cash management, risk management; and (iii) quarterly earnings call materials, quarterly earnings conference calls, and all communication with investors. Prior to that Mr. Krakowiak held the following positions at Owens Corning: from 2009 until 2012, he serviced as Vice President of Finance (Composite Solutions Business), where he was responsible for all financial, capital, internal and external reporting and overhead planning; from 2008 until 2009, he served as Vice President–Corporate Financial Planning and Analysis; from 2006 until 2008, he served as Vice President and Controller (Roofing and Asphalt); and from 2005 until 2006, he served as Assistant Treasurer. Prior to joining Owens Corning, Mr. Krakowiak held various financial positions at Oxford Automotive (2002 - 2005), Kmart (1996 - 2002), and Ford Motor Company (1992 - 1996). Mr. Krakowiak has an MBA from the University of Chicago (1996), and a (i) BS (Electrical Engineering) (1992) and (ii) Masters (Electrical Engineering) (1994) both from the University of Michigan.

Mr. Krakowiak will receive an annual base salary of $400,000, and starting in 2017 will be eligible to receive a cash bonus under the Company’s Annual Incentive Plan (“AIP”) at a target amount of 65% of his base salary. For the remainder of 2016 Mr. Krakowiak will also participate in the AIP at the 65% of base salary level, but any earned payout will be pro-rated for his length of service in 2016. Mr. Krakowiak will receive an equity-based award pursuant to the Company’s 2016 Long-Term Incentive Plan (“LTIP”) valued at $500,000 at the close of business on August 29, 2016. The equity-based award will be a grant of Performance Shares vesting in three years from the date of grant: (i) 45% will be time-based and will vest provided that Mr. Krakowiak remains employed; (ii) 30% will be performance-based using a total return to shareholders metric and will vest depending on continued employment and the Company’s performance for the three years ended December 31, 2018; and (iii) 25% will be performance-based using an earnings per share metric and will vest depending on continued employment and the Company’s performance for the three years ended December 31, 2018. Subject to the approval of the Compensation Committee of the Board of Directors, it is expected that Mr. Krakowiak will annually receive an award under the LTIP valued on the grant date in an amount equal to 125% of his then current base salary. Mr. Krakowiak will receive a one-time cash payment in March 2017 of $250,250, less required withholdings. He will participate in the Company’s Officers’ and Key Employees’ Severance Plan (as described in and filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on October 9, 2009) and will enter into a Change in Control Agreement with the Company (as described in and substantially in the form filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on December 21, 2011). Mr. Krakowiak will also be entitled to the same customary benefits as the other senior executives of the Company.

There is no arrangement or understanding between Mr. Krakowiak and any other person pursuant to which he was selected as an officer of the Company other than an understanding between the Company and Mr. Krakowiak regarding his initial compensation and benefits, and there are no family relationships between Mr. Krakowiak and any of the Company’s directors or executive officers. There are no transactions to which the Company is a party and in which Mr. Krakowiak has a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K. The Company has not entered into an employment agreement with Mr. Krakowiak.

Item 7.01.	Regulation FD Disclosure.

On August 29, 2016 the Company announced the appointment of Mr. Krakowiak as Chief Financial Officer and Treasurer of the Company. The press release is attached hereto as Exhibit 99.1 and is hereby incorporated into this Item 7.01. The information contained in this Item 7.01 and the press release are being furnished under Item 7.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall such information and exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press release dated August 29, 2016 announcing the appointment of Robert R. Krakowiak as Chief Financial Officer and Treasurer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stoneridge, Inc.

Date: August 29, 2016	/s/ Robert R. Krakowiak
Robert R. Krakowiak, Chief Financial Officer and Treasurer (Principal Financial Officer)

Exhibit Index

99.1	Press release dated August 29, 2016 announcing the appointment of Robert R. Krakowiak as Chief Financial Officer and Treasurer